DMS Receives Non-Binding “Go Private” Proposal Clearwater, FL – September 8, 2022 – Digital Media Solutions, Inc. (NYSE: DMS), a leading provider of technology-enabled digital performance advertising solutions connecting consumers and advertisers, today announced that its board of directors (the “Board of Directors”) has received an offer (the “Proposal”) from Prism Data, LLC, an investment vehicle affiliated with CEO Joseph Marinucci and COO Fernando Borghese, to acquire all of the outstanding Class A common stock of DMS for $2.50 per share in cash. The Board of Directors will, consistent with its fiduciary duties, and in consultation with its advisors, carefully review and consider the Proposal. About Digital Media Solutions Digital Media Solutions, Inc. (NYSE: DMS) is a leading provider of technology-enabled digital performance advertising solutions connecting consumers and advertisers within auto, home, health and life insurance plus a long list of top consumer verticals. DMS’s first-party data asset, proprietary advertising technology, significant proprietary media distribution and data-driven processes help digital advertising clients de-risk their advertising spend while scaling their customer bases. Learn more at https://digitalmediasolutions.com. Forward-Looking Statements This press release includes “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent DMS’s expectations or beliefs concerning future events. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include DMS’s expectations regarding the Proposal, the terms and conditions of the Proposal, and the Board of Directors’ actions in respect thereof. Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. The Proposal is subject to the negotiation and execution of definitive documentation and approval of such definitive documentation and the transactions contemplated thereunder by the Board of Directors, as well as DMS’s stockholders. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among others, the risk that the parties will not proceed with a transaction contemplated by the Proposal, the risk that the terms of the transaction vary materially from those set forth in the Proposal, that financing for the transaction contemplated by the Proposal may not be available, that the conditions precedent to proceeding with the transaction contemplated by the Proposal may not be met, including the negotiation and execution of definitive documentation with respect to a transaction involving DMS. Any forward-looking statement made by DMS in this press release is based only on information currently available to DMS and speaks only as of the date on which it is made. Except as required by applicable law or regulation, DMS does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise. Investor Contact Jennyfer Enamorado 727-537-6639 investors@dmsgroup.com For inquiries related to media, contact marketing@dmsgroup.com